Zosano Pharma Corporation
Non-Employee Director Compensation Program

This Zosano Pharma Corporation (the “Company”) Non-Employee Director Compensation Program (this “Program”) has been adopted and shall be effective as of March 4, 2021 (the “Effective Date”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board of Directors of the Company (the “Board”), to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company prior to the first day of the calendar year with respect to which such compensation is scheduled to be earned, or, in the case of a Non-Employee Director who first becomes eligible to participate in the Program, within the first 30 days of such eligibility. The notice shall be effective for such compensation and all subsequent compensation unless otherwise agreed in writing between the Company and the Non-Employee Director.

Cash Compensation

Annual retainers will be paid in the following amounts to Non-Employee Directors:

Non-Employee Director:	$45,000
Non-Executive Chair of the Board of Directors:	$30,000
Lead Independent Director:	$10,000
Audit Committee Chair:	$15,000
Compensation Committee Chair:	$11,000
Nominating and Corporate Governance Committee Chair:	$8,000
Audit Committee Member (non-Chair):	$7,500
Compensation Committee Member (non-Chair):	$5,500
Nominating and Corporate Governance Committee Member (non-Chair):	$4,000

All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than 30 days after the end of such quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described above, for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

Equity Compensation

Initial Equity Grant:
Each Non-Employee Director who is initially elected or appointed to serve on the Board shall be granted under the Company’s Amended and Restated 2014 Equity and Incentive Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, the “Plan”) an option (the “Initial Option”) to purchase 90,000 shares of the Company’s common stock (the “Common Stock”).

The Initial Option will be automatically granted on the date on which such Non-Employee Director commences service on the Board and will vest as to 25% of the shares subject thereto on the first anniversary of the date of grant and as to 1/48th of the shares subject thereto on each monthly anniversary thereafter, subject to the Non-Employee Director continuing in service to the Company and its subsidiaries through each vesting date.

Annual Equity Grant:
Each Non-Employee Director who will continue to serve on the Board as of the date of each annual meeting of the Company’s stockholders (each, an “Annual Meeting”) shall be granted under the Plan: (i) an option to purchase 30,000 shares of Common Stock (the “Annual Option”) and (ii) 15,000 restricted stock units (the “Annual RSUs”). Notwithstanding the foregoing, the number of shares subject to each of the Annual Option and the Annual RSUs granted to any Non-Employee Director who commenced service during the 12 months preceding the Annual Meeting shall be multiplied by a fraction, the numerator of which is the number of whole months elapsed between the date of such Non-Employee Director’s election or appointment and the date of the Annual Meeting and the denominator of which is 12, and rounded down to the nearest whole share.

The Annual Option and the Annual RSUs will be automatically granted on the date of the applicable Annual Meeting, and will vest in full upon the earlier of (i) the first anniversary of the date of grant and (ii) immediately prior to the Annual Meeting that occurs following the date of grant, subject to the Non-Employee Director continuing in service to the Company and its subsidiaries through such vesting date.

The per share exercise price of each Initial Option and Annual Option granted to a Non-Employee Director shall equal the Fair Market Value (as defined in the Plan) of a share of Common Stock on the date the option is granted.

The term of each option granted to a Non-Employee Director shall be ten years from the date the option is granted.

No portion of an Initial Option, Annual Option or Annual RSUs which is unvested or, as applicable, unexercisable at the time of a Non-Employee Director’s termination of service with the Company (as determined by the Board) shall become vested and, as applicable, exercisable thereafter. Any Initial Option, Annual Option or Annual RSUs granted hereunder shall be subject to the Plan and the applicable standard form of award agreement thereunder, as modified to reflect the terms herein.

Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their service with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Option, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from service with the Company and any parent or subsidiary of the Company, Annual Options and Annual RSUs as described above.

Change in Control

Upon a Change in Control (as defined in the Plan), all outstanding equity awards that are held by a Non-Employee Director shall become fully vested and/or exercisable, irrespective of any other provisions of the Non-Employee Director’s award agreement, subject to such Non-Employee Director’s continued service as of immediately prior to such Change in Control.

Reimbursements
The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.
Miscellaneous

The other provisions of the Plan shall apply to the options and restricted stock units granted automatically pursuant to this Program, except to the extent such other provisions are inconsistent with this Program. All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of options and restricted stock units hereby are subject in all respects to the terms of the Plan. The grant of any option or award of restricted stock units under this Program shall be made solely by and subject to the terms set forth in a written agreement in a form approved by the Board and duly executed by an executive officer of the Company.

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